                                                                      EXHIBIT 11


                           USA WASTE SERVICES, INC.
               COMPUTATION OF EARNINGS (LOSS) PER COMMON SHARE
                   (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)



                                                                         THREE MONTHS ENDED             NINE MONTHS ENDED
                                                                            SEPTEMBER 30,                 SEPTEMBER 30,
                                                                      -----------------------        ----------------------
                                                                         1996          1995             1996         1995
                                                                      ---------     ---------        ---------     --------
                                                                                    (Restated)                    (Restated)
Primary
   Net income (loss)                                                  ($38,864)      $24,734          ($13,280)     $25,556
                                                                      --------       -------          --------      -------
   Number of common shares outstanding                                 138,343       112,209           138,343      112,209
   Effect of using weighted average common stock
    outstanding                                                         (1,876)       (4,185)           (5,846)      (6,981)
   Common stock equivalents (1)                                          6,197         4,143             5,765        3,482
                                                                      --------       -------          --------      -------
      Total                                                            142,664       112,167           138,262      108,710
                                                                      ========       =======          ========      =======
      Earnings (loss) per common share                                  ($0.27)        $0.22            ($0.10)       $0.24
                                                                      ========       =======          ========      =======


Fully Diluted
   Net income (loss)                                                  ($38,864)      $24,734          ($13,280)     $25,556
                                                                      --------       -------          --------      -------
   Number of common shares outstanding                                 138,343       112,209           138,343      112,209
   Effect of using weighted average common stock
    outstanding                                                         (1,877)       (4,186)           (5,846)      (6,981)
   Common stock equivalents (1)                                          6,411         4,357             6,022        3,739
                                                                      --------       -------          --------      -------
      Total                                                            142,877       112,380           138,519      108,967
                                                                      ========       =======          ========      =======
      Earnings (loss) per common share (2)                              ($0.27)        $0.22            ($0.10)       $0.23
                                                                      ========       =======          ========      =======



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(1)  Common stock equivalents were determined based on the "Treasury Stock
     Method", as set forth in Accounting Principles Board Opinion No. 15.

(2) The dilutive effect between primary and fully dilutive earnings (loss) per common share is less than 3% or is anti-dilutive for all periods presented and is therefore not disclosed in the consolidated statements of operations.